EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-161143, No. 333-155749, No. 333-138844, No. 333-122026, No. 333-112043, and No. 333-108948) on Form S-3 of RespireRx Pharmaceuticals Inc. (the “Company”, formerly known as Cortex Pharmaceuticals, Inc.) and in the related Prospectuses and in the Registration Statements (No. 333-143374, No. 333-134490, No. 333-102042, No. 333-82477, No. 333-20777 and No. 333-208017) on Form S-8 and pertaining to the 2015, 2006 and 1996 Stock Incentive Plans, the 2014 Equity, Equity-Linked and Equity Derivative Incentive Plan, the Mark A. Varney Non-Qualified Stock Option Agreement dated January 30, 2006, the Leslie Street Non-Qualified Stock Option Agreement dated March 5, 2007, the 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, the 1989 Special Nonqualified Stock Option and Stock Purchase Plan, and the Executive Stock Plan, of our report dated March 28, 2016, with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2015.

Our report dated March 28, 2016 contains an explanatory paragraph that states the Company does not have sufficient working capital to fund its operations and commitments. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HASKELL & WHITE LLP

Irvine, California

March 28, 2016